Exhibit 10.1

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

2004 MANAGEMENT INCENTIVE PLAN

I. General Purpose of Plan

The Varian Semiconductor Equipment Associates, Inc. 2004 Management Incentive Plan is designed to assist the Corporation and its Subsidiaries in attracting, retaining and providing incentives to Eligible Employees and to promote the identification of their interests with those of the Corporation’s shareholders by providing for the payment of Incentive Awards subject to the achievement of specified Performance Goals.

II. Definitions

Terms not otherwise defined herein shall have the following meanings:

A. “Award Period” means the fiscal year of the Corporation, except to the extent the Committee determines otherwise.

B. “Base Salary” means as to any Award Period, the Participant’s annualized salary on the last day of the Award Period. Such Base salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Corporation-sponsored plans.

C. “Board” means the Board of Directors of the Corporation.

D. “Committee” means the committee appointed by the Board to establish and administer the Plan as provided herein. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee.

E. “Corporation” means Varian Semiconductor Equipment Associates, Inc., a Delaware corporation, and its successors and assigns and any corporation which shall acquire substantially all of its assets.

F. “Eligible Employee” means an employee described in Section IV hereof.

G. “Incentive Award” means an award payable to a Participant for an Award Period.

H. “Participant” means any Eligible Employee who has been selected to participate in the Plan for an Award Period.

I. “Performance Goals” means the goal(s) determined by the Committee, in its sole discretion, to be applicable to a Participant eligible for an Incentive Award during an Award Period, and which, for any Award Period, may be selected from, but not limited to, (a) earnings per share, (b) return on average equity in relation to a peer group (the “Peer Group”) of companies designated by the Committee, (c) return on average assets in relation to the Peer Group, or (d) such other performance goals as may be established by the Committee which may be based on earnings, earnings growth, earnings before interest, taxes, depreciation and amortization (EBITDA), operating income, operating margins, revenues, expenses, stock price, market share, charge-offs, reductions in non-performing assets, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, net cash provided from continuing operations, stock price appreciation, total shareholder return, cost control, strategic initiatives, market share, pre-tax or after-tax income, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to a Participant or the division, department, branch, line of business, Subsidiary or other unit in which the Participant works, or may be based on the performance of the Corporation generally, and may cover such period as may be specified by the Committee. Such Performance Goals may be applied by excluding the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles.

J. “Plan” means the Varian Semiconductor Equipment Associates, Inc. 2004 Management Incentive Plan as set forth herein and as hereafter amended from time to time.

K. “Subsidiary” means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Corporation, either directly or through one or more other Subsidiaries.

III. Administration

The Plan shall be administered by the Committee. The Committee shall have plenary authority, in its discretion, to determine the terms of all Incentive Awards, including, without limitation, the Eligible Employees to whom, and the time or times at which, Incentive Awards are made, the Award Period to which each Incentive Award shall relate, the actual dollar amount to be paid pursuant to an Incentive Award, the Performance Goals to which payment of Incentive Awards will be subject, and when payments pursuant to Incentive Awards shall be made (which payments shall, without limitation, be made within 120 days after the end of an Award Period, subject to an election of deferral pursuant to Section V(G)). In making such determinations, the Committee may take into account the nature of the services rendered by the respective Eligible Employees, their present and potential contributions to the success of the Corporation and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

IV. Eligibility

Incentive Awards for any Award Period may be granted only to officers of the Corporation or a Subsidiary selected by the Committee in its sole discretion.

V. Incentive Share Awards; Terms of Awards; Payment

A. The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Incentive Awards. For each Award Period with respect to which the Committee determines to make Incentive Awards, the Committee may by resolution establish one or more Performance Goals applicable to such Incentive Awards and the other terms and conditions of the Incentive Awards. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion.

B. After the end of each Award Period for which the Committee has granted Incentive Awards, the Committee shall determine the extent to which the Performance Goals established by the Committee for the Award Period have been achieved and shall authorize the Corporation to make Incentive Award payments to Participants in accordance with the terms of the Incentive Awards. In no event shall the amount paid to a Participant in accordance with the terms of an Incentive Award, by reason of Performance Goal achievement, exceed, for any Award Period, the lesser of (i) $3,000,000 or (ii) 300% of the Participant’s Base Salary for such Award Period. Unless otherwise determined by the Committee, no Incentive Award payments shall be made to a Participant unless the Participant is employed by the Corporation or a Subsidiary as of the last day of the Award Period.

C. The Committee may at any time, in its sole discretion, cancel an Incentive Award or increase, eliminate or reduce the amount payable pursuant to the terms of an Incentive Award without the consent of a Participant.

D. Incentive Award payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation’s payroll practices as from time-to-time in effect.

E. The Committee shall have the power to impose such other restrictions on Incentive Awards as it may deem necessary or appropriate.

F. All obligations of the Corporation under the Plan, with respect to Incentive Awards granted hereunder, shall be binding on any successor to the Corporation; and in the event of any acquisition, consolidation, merger or similar event involving substantially all of the business or assets of the Corporation, a pro rata portion of Incentive Awards shall be paid to Participants based on the attainment of the applicable Performance Goals for such Incentive Awards for the portion of the applicable Award Period that has elapsed prior to such acquisition, consolidation, merger or similar event.

G. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

VI. Transferability

Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.

VII. Termination or Amendment

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of Participants, provided that except as provided in Section V(C), no amendment or termination of the Plan after the end of an Award Period may adversely affect the rights of Participants with respect to their Incentive Awards for that Award Period.

VIII. Effective Date; Term of the Plan

The Plan shall be effective as of October 4, 2003 and shall remain in existence until it is terminated pursuant to Section VII. No Incentive Awards may be awarded under the Plan after its termination. Termination of the Plan shall not affect any Incentive Awards outstanding on the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.

IX. General Provisions

A. The establishment of the Plan shall not confer upon any Eligible Employee any legal or equitable right against the Corporation or any Subsidiary, except as expressly provided in the Plan.

B. The Plan does not constitute an inducement or consideration for the employment of any Eligible Employee, nor is it a contract between the Corporation, or any Subsidiary and any Eligible Employee. Participation in the Plan shall not give an Eligible Employee any right to be retained in the employ of the Corporation or any Subsidiary.

C. Nothing contained in this Plan shall prevent the Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

D. The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.